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                                                                       EXHIBIT 5

                             Stites & Harbison, PLLC
                       400 West Market Street, Suite 1800
                         Louisville, Kentucky 40202-3352
                            Telephone: (502) 587-3400



                               February 25, 2004

Steel Technologies Inc.
15415 Shelbyville Road
Louisville, Kentucky  40245


         Re:      Registration Statement on Form S-3

Gentlemen:

          We have acted as counsel for Steel Technologies Inc., a Kentucky corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the "Registration Statement"), relating to the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of up to 2,905,000 shares of the Company's common stock, no par value per share (the "Common Stock"), to be issued by the Company (the "Company Shares") and 200,000 shares of Common Stock to be sold by the selling shareholders named in the Registration Statement (the "Selling Shareholder Shares"), together in each case with the associated preferred share purchase rights (the "Purchase Rights").

          In connection with this opinion, we have examined the Registration Statement and all exhibits thereto. We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents and corporate and other records and have obtained such certificates, letters, representations and information from the officers, directors and employees of the Company and from others and considered such matters of law as we have deemed necessary or appropriate to enable us to render the opinions expressed herein.

          Based upon and in reliance upon the foregoing, and subject to the qualifications and assumptions set forth below, it is our opinion that:

          1. When (a) the Registration Statement has become effective in accordance with the Act and the rules and regulations thereunder and the provisions of such state securities or "blue sky" laws as may be applicable have been complied with, and (b) the Company Shares have been sold in accordance with the Registration Statement, the Company Shares will be legally issued, fully paid and nonassessable.

          2. The Selling Shareholder Shares are legally issued, fully paid and nonassessable.

          3. The Purchase Rights included with the Selling Shareholder Shares are, and the Purchase Rights to be included with the Company Shares will, upon issuance of the Company Shares, be, legally issued.

          Our opinion is limited by and subject to the following:

         (a) In our examination of all documents, certificates and records, we have assumed without investigation the authenticity and completeness of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the


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Steel Technologies Inc.
February 25, 2004
Page 2


authenticity and completeness of the originals of all documents submitted to us as copies. We have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company.

         (b) Our opinion is based solely on and limited to the laws of the Commonwealth of Kentucky and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very truly yours,



                                        /s/ Stites & Harbison, PLLC

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